INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 7th day of March, 2013, by and between, Charles Schwab Investment Management, Inc. (“CSIM”), and BMO Asset Management Corp. (“Sub-Adviser”).

WHEREAS, Schwab Capital Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”), consisting of several series, each having its own investment objective and policies; and

WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and

WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to a portion of each series identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”) that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2. DUTIES OF SUB-ADVISER.

(a) Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use reasonable skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser’s performance of the Services.

(b) Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines.

(c) Sub-Adviser will provide assistance to Company, Charles Schwab & Co, Inc. (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) review of information relating to Sub-Adviser included in offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data to be utilized by the Schwab Parties in their respective filings with the Securities and Exchange Commission (“SEC”) and web and other medium based marketing and advertising; provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Sub-Adviser to produce sales literature for the Schwab Parties or any Fund. Schwab Parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the written approval of Sub-Adviser, which will not be unreasonably withheld or delayed.

(d) If requested by CSIM, Sub-Adviser will provide appropriate assistance for determining, in good faith, the fair value of any securities of the Managed Assets for which market quotations are not readily available in accordance with guidelines and procedures adopted by the Trustees.

(e) Sub-Adviser will discharge the foregoing responsibilities subject to the supervision, control, and instructions of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) Company’s Declaration of Trust and By-Laws; (iv) 1940 Act; (v) the Investment Advisers Act of 1940 (“Advisers Act”); (vi) any exemptive or other relief granted by the SEC; (vii) the Internal Revenue Code of 1986 (“Code”); (viii) the Commodities and Exchange Act (“CEA”); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

(f) Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund, and shall not be responsible for the expenses of the Fund Parties or Schwab Parties, including all losses and liabilities incurred in administrating the Company and each Fund.

3. DUTIES OF CSIM.

(a) CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser’s performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, any policies applicable to the Sub-Adviser, any order or no-action letter of the SEC governing the activities of Company and the current Prospectus and SAI as those documents may be amended from time to time. CSIM undertakes to provide Sub-Adviser with all supplements or amendments to the foregoing documents and to advise Sub-Adviser promptly in writing of any changes in a Fund’s investment policies or restrictions. Sub-Adviser will not need to comply with such supplements, amendments or changes until Sub-Adviser has received the information from CSIM except as required by applicable laws or regulations.

(b) CSIM represents, warrants and covenants to the Sub-Adviser that CSIM is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect and will promptly notify Sub-Adviser of the occurrence of any event that would disqualify CSIM from serving as an investment adviser to an investment company.

4. CUSTODY. Company will designate one or more custodians to hold the Managed Assets (“Custodian”) in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and to affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date.

5. PORTFOLIO TRANSACTIONS.

(a) Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may reasonably direct from time to time, and in conformity with the federal securities laws.

(b) In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

(c) Consistent with any reasonable policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (“Exchange Act”)) and, subject to Section 28(e) of the Exchange Act and other applicable laws, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged).

(d) In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of Schwab Parties identified in writing by CSIM to Sub-Adviser, or any affiliated person of Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM.

(e) Consistent with any policies established by Fund Parties, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser’s reasonable judgment, such aggregation will result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission and other expenses. Securities purchased or proceeds of securities sold through aggregated orders, as well as expenses incurred in the transaction, shall be allocated to the account of each portfolio managed by the Sub-Adviser that bought or sold such securities in a manner considered by the Sub-Adviser to be equitable and consistent with the Sub-Adviser’s fiduciary obligations in respect of the Managed Assets and to such other accounts.

6. COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7. REPORTS.

(a) Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets. CSIM will reasonably specify the information to be included in such quarterly reports. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser regularly makes available to its other institutional clients.

(b) Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

(c) Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in control of Sub-Adviser as interpreted under the 1940 Act and of any intended change in Sub-Adviser’s portfolio or senior management responsible for performing the Services, as far in advance of such change as possible.

(d) Sub-Adviser will make its officers and employees responsible for performing the Services available to meet with Fund Parties at such times and places as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees in San Francisco, California.

8. STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.

9. CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser’s code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

10.	CERTAIN RECORDS.

(a) Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser’s affairs, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

(b) Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser’s Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

11. LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses (collectively “claims”) arising out of this Agreement, except to the extent such claims arise out of: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s material breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited.

12. INDEMNIFICATION.

(a) Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors from and against all claims arising out of this Agreement to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.

(b) CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors from and against all claims arising out of this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement.

13. CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement (“Confidentiality Agreement”) previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination (subject to the terms of the Confidentiality Agreement), except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Schwab Customer Information (as that term is defined in the Confidentiality Agreement) which will be held by Sub-Adviser in strict confidence and which will be used by Sub-Adviser only to perform the Services and for no other purpose. In addition, Sub-Adviser will not use any information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute other securities transaction except for the respective Fund. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.

14. PUBLICITY. During and after the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties’ prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media. Notwithstanding the foregoing, the Sub-Adviser may disclose about the Fund as required by law and may include information about the Managed Assets, including the performance of the Managed Assets, in aggregate information provided by the Sub-Adviser as long as the information is not set out separately or in any other manner that would enable a third party to determine the financial affairs of the Fund.

15.	DURATION AND TERMINATION.

(a) This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if CSIM obtains exemptive relief from the SEC permitting it to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(b) This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties by: (i) vote of a majority of the Trustees on not more than 60 days’ written notice to the Sub-Adviser; (ii) vote of a majority of the outstanding voting securities of a Fund on not more than 60 days’ written notice to the Sub-Adviser; or (iii) CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, “with cause” means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser’s ability to perform the Services.

(c) This Agreement may not be terminated by the Sub-Adviser prior to February 28, 2015. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM. In addition, this Agreement may be terminated at any time by the Sub-Adviser, with cause and without payment of any penalty, upon written notice to CSIM. As used herein, “with cause” means: (i) any material breach of the Agreement by CSIM; (ii) any federal or state regulatory violation by CSIM; and (iii) any material financial or other impairment that in the reasonable judgment of the Sub-Adviser impairs CSIM’s ability to perform its obligations under this Agreement.

(d) This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

(e) Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

16. NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

CSIM:	Charles Schwab Investment Management, Inc. 211 Main Street San Francisco, CA 94105 Attention: Treasurer and Principal Financial Officer Telephone: (415) 677-7400 Facsimile: (415) 667-8321

Sub-Adviser:	BMO Asset Management Corp. 115 S. LaSalle St., Chicago, IL 60603 Attention: Chief Operating Officer Telephone: (312) 461-6639 Facsimile: (312) 293-4888

17. NONCOMPETE PROVISIONS. Except as set forth in Schedule D, Sub-Adviser is not and will not become a party to any noncompete agreement or other agreement or arrangement that would restrict, limit or otherwise interfere with the ability of Schwab Parties and their affiliates to employ or engage any person or entity, now or in the future, to provide investment advisory or other services.

18. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

19. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

20. MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

(b) This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

(c) Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

(d) Company refers to Schwab Capital Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust amended and restated November 29, 2005. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

(e) As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

(f) CSIM acknowledges receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part II of the Sub-Adviser’s Form ADV containing certain information concerning the Sub-Adviser and the nature of its business. Each party represents that it has disclosed all material information, regarding the investment strategy and its ability to perform its obligations under this Agreement, and has not omitted to state any material information required to make any disclosures complete and not misleading.

(g) Each party agrees to perform such further acts and execute and/or deliver such further documents as are necessary to effectuate the purposes of this Agreement.

(h) The parties to this Agreement represent, respectively, that they have duly authorized the execution, delivery and performance of this Agreement and that neither such execution and delivery nor the performance of their obligations hereunder conflict with or violate any provision of law, rule or regulation, or any instrument to which either is a party or to which any of their respective properties are subject and that this Agreement is a valid and binding obligation.

(i) Sections 11, 12, 13, 15(e), 18, 19, and 20 shall survive the termination of this Agreement for any cause whatsoever.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Charles Schwab Investment Management, Inc.

By:	/s/ Omar Aguilar
Name:	Omar Aguilar
Title:	CIO, Equities

BMO Asset Management Corp.

By:	/s/ Barry McInerney
Name:	Barry McInerney
Title:	CEO

By:	/s/ Steven J. Arquilla
Name:	Steven J. Arquilla
Title:	COO

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

BMO ASSET MANAGEMENT CORP.

FUND(S)

Laudus Small-Cap MarketMasters Fund

Effective Date of this Schedule A: March 7, 2013

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

BMO ASSET MANAGEMENT CORP.

FEES

Fees will be accrued each day by applying to the Net Asset Value of the Managed Assets at the end of that day, the daily rate, using a 365-day year, equivalent to the applicable fee percentage set forth below (“Company Percentage”). Sub-Adviser represents and warrants that the Company Percentage now is and in the future will be equal to or less than the applicable fee percentage payable to Sub-Adviser under any other advisory or sub-advisory agreement for comparable investment advisory services (each a “Third Party Percentage”). If at any time, the Company Percentage is greater than any Third Party Percentage, the Company Percentage will be reduced to the lowest Third Party Percentage, including with respect to any advisory or sub-advisory agreement amended or entered into by Sub-Adviser after the effective date of this Schedule. Fees will be paid within 30 days following the end of each calendar quarter.

COMPANY PERCENTAGE

65 Basis Points on the first $75 million

55 Basis Points on the next $75 million

52.5 Basis Points on the next $100 million

Effective Date of this Schedule B: March 7, 2013

SCHEDULE C

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

BMO ASSET MANAGEMENT CORP.

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT is attached hereto.

Effective Date of this Schedule C: March 7, 2013

SCHEDULE D

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

BMO ASSET MANAGEMENT CORP.

NONCOMPETE PROVISIONS:

Schwab Parties and their affiliates understand that the Sub-Adviser and its affiliates have entered into employment agreements with certain of their current and former employees which restrict those employees from competing with Sub-Adviser and its affiliates following termination of employment with the Sub-Adviser or its affiliates (the “Sub-Adviser’s Existing Employment Agreements”). Schwab Parties and their affiliates agree that nothing in this Agreement impacts the validity or enforcement of any of the Sub-Adviser’s Existing Employment Agreements. Schwab Parties and their affiliates agree that this Agreement does not prohibit Sub-Adviser or its affiliates from entering into employment agreements in the future which restrict their employees from competing with Sub-Adviser and its affiliates following termination of employment with the Sub-Adviser or its affiliates, and that this Agreement does not impact the validity or enforcement of such agreements.

Effective Date of this Schedule D: March 7, 2013

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Agreement is made effective as of this 11th day of January, 2013 (“Effective Date”) by and between BMO Asset Management Corp. (“Company”), and Charles Schwab Investment Management, Inc. (“CSIM”).

WHEREAS, Company and CSIM are considering entering into a business arrangement (“Business Arrangement”); and

WHEREAS, Company and CSIM each desires to review and discuss certain proprietary and confidential information of the other party and its affiliates, including mutual funds managed by CSIM (each a “Fund” and, collectively, the “Funds”) in connection with analysis of the Business Arrangement (“Analysis”); and

WHEREAS, Company and CSIM each desires that all of its and its affiliates’ confidential and proprietary information revealed to the other party and its affiliates be subject to the confidentiality and non-disclosure restrictions imposed by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Definition of Confidential Information. The term “Confidential Information” means any information that Disclosing Party (as defined below) discloses in connection with the Analysis or any resulting Business Arrangement, whether in writing, electronically or orally, to Receiving Party (as defined below), whether in tangible or intangible form. Confidential Information includes, without limitation, any information concerning: (a) Disclosing Party’s financial or business plans or operations, such as research or investment activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, Schwab Customer Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins; and (b) the compensation to be paid to Company under the Business Arrangement. In addition, the Company will not use any Confidential Information concerning a Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of a Fund or to execute any securities transaction except for the respective Fund.

2. Definition of Disclosing Party and Receiving Party. The term “Disclosing Party” means the party and its affiliates providing Confidential Information. The term “Receiving Party” means the party and its affiliates receiving Confidential Information. As defined herein, CSIM’s affiliates include, without limitation, Charles Schwab & Co., Inc. (“Schwab”) and Schwab Capital Trust.

3. Restrictions on Use. Receiving Party will not use, without the prior written consent of Disclosing Party, any portion of Disclosing Party’s Confidential Information for any purpose other than to perform the Analysis or to provide the services under any resulting Business

Confidentiality Agreement	1	CSIM Confidential

Arrangement. Receiving Party will: (a) hold Confidential Information of Disclosing Party in the strictest confidence; (b) exercise no less care with respect to Disclosing Party’s Confidential Information than the level of care exercised with respect to Receiving Party’s Confidential Information; (c) not disclose, without Disclosing Party’s prior written consent, Disclosing Party’s Confidential Information to any third party; (d) notify immediately Disclosing Party of any unauthorized disclosure, and cooperate with Disclosing Party to protect all rights in and ownership of the Confidential Information; and (e) restrict dissemination of Disclosing Party’s Confidential Information to persons within Receiving Party who are directly involved in the Analysis or in performing the services under any resulting Business Arrangement, and who are bound by confidentiality provisions as stringent as the terms set forth herein.

4. Exceptions. The foregoing Restrictions on Use will not prohibit or limit Receiving Party’s use, disclosure, reproduction or dissemination of any Confidential Information that: (a) is or becomes public domain information or material through no fault or breach on the part of Receiving Party; (b) is already lawfully known (without restriction on disclosure) to Receiving Party prior to the information being disclosed to Receiving Party by Disclosing Party; (c) is or becomes rightfully furnished to Receiving Party without restriction on disclosure by a third person lawfully in possession thereof; (d) is independently developed, by or for Receiving Party, without reference to Disclosing Party’s Confidential Information; and (e) is required to be disclosed by court order, or pursuant to applicable law, regulation or self-regulatory organization rules; provided that Receiving Party notifies Disclosing Party in order that Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. It will be presumed that any Confidential Information in the possession of Receiving Party that has been disclosed to it by Disclosing Party is not within any of the exceptions above, and the burden is on Receiving Party to prove otherwise by records and documentation.

5. No License. This Agreement will not be construed as granting or conferring any rights on either party by license or otherwise, expressly or implicitly, with respect to any Confidential Information, Schwab Customer Information, or any invention, discovery or improvement made, conceived or acquired prior to or after the Effective Date.

6. Termination. This Agreement will terminate as follows: (a) If the Parties do not enter into a Business Arrangement, upon termination of this Analysis; or (b) If the Parties do enter into a Business Arrangement, as provided in the written agreement memorializing the Business Arrangement. Upon termination, each party will continue to hold the Confidential Information in strict confidence as set forth herein for ten years from the date of termination, except with regard to (a) trade secrets of Disclosing Party which will be held in confidence for as long as such information remains a trade secret, and (b) Schwab Customer Information (as defined below) which will be held by Company in strict confidence in perpetuity.

7. Return of Materials. Within ten days of this Agreement’s termination, Receiving Party will: (a) return or destroy, at the option of Disclosing Party, all originals and copies of all documents and materials Receiving Party has received from Disclosing Party containing Confidential Information; (b) deliver or destroy, at the option of Disclosing Party, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by Receiving Party or prepared under its direction or at its request from Disclosing Party’s

Confidentiality Agreement	2	Charles Schwab & Co., Inc.

Confidential Information (‘Derivative Material”); and (c) provide a written statement to Disclosing Party certifying that all Confidential Material and all Derivative Material have been delivered to Disclosing Party or destroyed, as requested by Disclosing Party. Notwithstanding the foregoing, each Party acknowledges that the Receiving Party shall not be required to return to the Disclosing Party or destroy those copies of the Disclosing Party’s Confidential Information that (A) reside on the Receiving Party’s backup, disaster recovery or business continuity systems, or (B) that the Receiving Party is obligated by applicable law, Receiving Party’s record retention policies, and/or governmental regulations to retain. The Receiving Party agrees that, following termination, it shall neither retrieve nor use the Disclosing Party’s Confidential Information for any purpose other than those specified in clauses (A) and (B) above.

8. Equitable Relief. Each party acknowledges that any breach of this Agreement would cause Disclosing Party irreparable harm for which monetary damages would be inadequate. Accordingly, Disclosing Party will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Agreement by Receiving Party, as well as monetary damages.

9. No Commitment. This Agreement will not constitute a commitment by either party to enter into any Business Arrangement with the other party.

10. Definition of Schwab Customer Information. “Schwab Customer Information” means all intentionally or unintentionally disclosed information, however collected, including without limitation, through “cookies”, Web bugs or non-electronic means, pertaining to or identifiable to a Customer (as defined below), including without limitation; (a) name, address, email address, passwords, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data, or any other identification data; (b) any information that reflects use of or interactions with a Schwab Service (as defined below), including but not limited to, information concerning computer search paths, any profiles created, or general usage data; or (c) any data otherwise submitted in the process of registering for, or during the course of using, a Schwab Service. “Customer” means any (a) customer, (b) prospect, or (c) subscriber or user of any Schwab Service; provided, however, that nothing in this Agreement shall preclude Company from maintaining or using information generated independently of Schwab by Company and its affiliates on Customers which independently contract with or are a prospects of the Company or its affiliates (“Shared Customers”). Information generated independently of Schwab on Shared Customers shall not be Schwab Customer Information. “Schwab Service” means any service that Schwab makes available to its Customers through Web sites, desktops, email, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Schwab.

11. Restrictions on Use of Schwab Customer Information. Without limiting any other warranty or obligation of Company, during the term of this Agreement and thereafter in perpetuity, Company will not gather, store, or use any Schwab Customer Information in any manner, and will not disclose, distribute, sell, share, rent or otherwise transfer any Schwab Customer Information to any third party, except as expressly provided in this Agreement or as Company may be expressly directed in advance in writing by Schwab. Company represents, covenants, and warrants that Company will use Schwab Customer Information only in

Confidentiality Agreement	3	Charles Schwab & Co., Inc.

compliance with: (i) this Agreement or any subsequent Business Arrangement; (ii) Schwab’s privacy policies; and (iii) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer protection). Company hereby agrees to indemnify and hold harmless Schwab and its affiliates (including, without limitation, CSIM and Schwab Capital Trust) from against any and all damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees) in connection with any claim or action that arises from a violation of this Agreement by Company. Company will not retain any Schwab Customer Information for any period longer than necessary for Company to fulfill its obligations under this Agreement. As soon as Company no longer needs to retain such Schwab Customer Information in order to perform its duties under this Agreement, Company will, subject to the exceptions set forth in Section 7, promptly return or (if so instructed by Schwab or its affiliates in writing) destroy all originals and copies of such Schwab Customer Information.

12. No Publicity. Neither Party will announce or disclose the existence of this Agreement, the Analysis, and any subsequent Business Arrangement, or their contents or any discussions relating thereto, to any third party without the prior written consent of the other Party, or except as may be required by law, in which case the Party disclosing the information will give the other Party the maximum feasible prior notice of such disclosure.

13. Miscellaneous. This Agreement will be governed by the laws of the State of California applicable to agreements between residents of California made and to be performed entirely within the State of California. This Agreement will be binding upon, and will inure to the benefit of, the parties and their respective successors and assigns. Any modifications to this Agreement must be in writing and signed by both parties. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement.

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Confidentiality Agreement	4	Charles Schwab & Co., Inc.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ Omar Aguilar
Name:	Omar Aguilar
Title:	Senior Vice President and CIO – Equities
Telephone:	415.667.7718
Facsimile:	415.667.7290
Date:	11 January 2013

BMO ASSET MANAGEMENT CORP.

By:	/s/ Daniel L. Sido
Name:	Daniel L. Sido
Title:	Chief Administrative Officer
Telephone:	312-461-7344
Facsimile:	312-461-6268
Date:	1/25/13

Confidentiality Agreement	5	Charles Schwab & Co., Inc.